Exhibit 99.1

News Release	Zep Inc.

1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Reports Fiscal Second Quarter 2014 Results

Fiscal Second Quarter 2014 Highlights:

•                  Net sales of $157.8 million

•                  Adjusted EBITDA of $11.2 million

•                  Adjusted earnings per diluted share of $0.09, excluding $0.12 of integration and legal costs

•                  Adjusted cash earnings per diluted share of $0.18

Key Milestones:

•                  To date, third fiscal quarter order rates have rebounded following second fiscal quarter weather disruption

•                  Long-running California legal matter substantially resolved

•                  Completed three-year information technology upgrade

•                  On target to exceed $9 million of restructuring savings during fiscal 2014, achieved $2.3 million in second fiscal quarter

(ATLANTA — April 7, 2014) — Zep Inc. (NYSE: ZEP), a leading consumable chemical packaged goods company that manufactures a wide variety of high-performance maintenance and cleaning chemicals, today reported financial results for the three and six-month periods ended February 28, 2014.

“We achieved several milestones during the quarter including the settlement of substantially all of the 2010 California legal matters, a 3-year $10 million distraction; the completion and stabilization of our 3-year information technology upgrade, costing approximately $20 million in capital spending; and an agreement to sell some surplus real-estate,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.  “With these items behind us, we are well positioned to de-lever the balance sheet at an accelerated rate and to grow in our strategic end-markets.  Our March order rates were strong, and we now believe we will exceed our previous revenue expectations for the upcoming quarter.”

Net sales in the quarter were $157.8 million.  The 3.4% decline was slightly greater than our previously communicated range of flat to down 3% due to the effects of weather disruptions.  Growth in strategic North American end-markets, such as automotive and home improvement retailers, car wash, oil and gas, and in our European business, was more than offset by declines in certain Jan/San end markets and sales eliminated as a result of our continuing complexity reduction initiative, as expected.

Gross profit margin in the second quarter of fiscal 2014 was 46.9% or 50 basis points lower than the comparable quarter of fiscal 2013 due to increased raw material input costs, partially offset by improved sales channel mix.  As a result of restructuring benefits, selling, distribution and administrative expenses were $2.1 million lower than the comparable period of fiscal 2013, excluding the impacts of adjustments for the

California legal matter and contingent consideration.  Interest expense increased $1.0 million due to the payment of interest as part of the above-mentioned California legal settlement.

“We continue to execute plans to reduce complexity, including consolidating facilities, simplifying processes, and rationalizing product lines,” continued Morgan.  “Restructuring, beginning in the fourth quarter of fiscal year 2013, continues to progress as originally expected.  We remain on-target to exceed $9 million in projected savings during fiscal 2014; a portion of which will be reinvested in organic growth opportunities.”

Summary of Second Fiscal Quarter 2014 Results:

Diluted earnings (loss) per share	$(0.03)
Acquisition and integration costs, net of tax	0.01
California legal matter, net of tax	0.11
Adjusted diluted earnings per share	0.09
Amortization	0.09
Adjusted cash earnings per diluted share	$0.18

A more detailed discussion of the Company’s long-term objectives and financial goals may be found in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

The Company will host a conference call to discuss second quarter 2014 operating results on Monday, April 7, 2014 at 4:15 p.m. ET. The call and accompanying presentation will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at (412) 317-0797. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal year 2013 net sales of approximately $690 million, is a leading consumable chemical packaged goods company selling a wide variety of high-performance chemicals that help professionals and prosumers clean, maintain and protect their assets.  We are focused on the attractive industry dynamics of the transportation market and the industrial maintenance and repair operation (“MRO”) market, which together now comprise approximately 60% of our revenue with the balance derived from sales into the facilities maintenance vertical.  We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional®, Enforcer®, National Chemical™, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick™, MicrobeMax®, Country Vet®, Konk®, Original Bike Spirits®, Blue Coral®, Black Magic®, Rain-X®, Niagara National™, FC Forward Chemicals®, Rexodan®, Mykal™, and a number of private label brands. Founded in 1937, some of Zep Inc.’s brands have been in existence since 1896.  Zep Inc. is headquartered in Atlanta, Georgia.  Visit our website at www.zepinc.com.

Forward Looking Statements and use of Non-GAAP Information

This release contains, and other written or oral statements made by or on behalf of Zep Inc. may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results.  Examples of forward-looking statements in this press release include, but are not limited to, statements about our ability to achieve the amount of cost savings expected from various restructuring activities, statements regarding our ability and intention to de-lever the balance sheet at an accelerated rate and statements regarding our third fiscal quarter revenue based on March 2014 order rates.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•                  economic conditions in general;

•                  the cost or availability of raw materials;

•                  pricing;

•                  competition;

•                  our ability to realize anticipated benefits from strategic planning and restructuring initiatives and the timing of the benefits of such actions;

•                  our ability to maintain our customer relationships;

•                  market demand; and

•                  litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2013. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table that reconciles EBITDA, adjusted EBITDA, adjusted earnings per diluted share and adjusted cash earnings per diluted share, which are non-GAAP financial information that are referenced in this press release to the nearest GAAP measure.  This non-GAAP financial information is provided to enhance the user’s overall understanding of our financial performance. Specifically, management believes that EBITDA, adjusted EBITDA, adjusted earnings per diluted share and adjusted cash earnings per diluted share may provide additional information with respect to our performance or ability to meet our future debt service obligations, capital expenditures and working capital requirements.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.  Moreover, this non-GAAP information may not be comparable to EBITDA, adjusted EBITDA, adjusted earnings per diluted share or adjusted cash earnings per diluted share reported by other companies because the items that affect net earnings that we exclude when calculating EBITDA, adjusted EBITDA, adjusted earnings per diluted share and adjusted cash earnings per diluted share may differ from the items taken into consideration by other companies.

Zep Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands, except share and per-share data)

	February 28, 2014	August 31, 2013
ASSETS
Cash and cash equivalents	$2,528	$2,402
Accounts receivable, less reserve for doubtful accounts of $4,329 at February 28, 2014 and $3,941 at August 31, 2013	96,646	104,476
Inventories, net	79,122	68,633
Prepayments and other current assets	12,580	13,051
Deferred income taxes	8,911	8,002
Total Current assets	199,787	196,564
Property, plant and equipment, net	80,994	82,328
Goodwill	121,082	121,102
Identifiable intangible assets, net	125,828	129,929
Other long-term assets	17,406	17,835
Total Assets	$545,097	$547,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$25,000	$25,000
Accounts payable	62,089	56,366
Accrued compensation	17,736	25,226
Other accrued liabilities	28,379	41,167
Total Current liabilities	133,204	147,759
Long-term debt, less current maturities	190,919	184,908
Deferred income taxes	14,655	12,782
Other long-term liabilities	18,451	18,340
Total Liabilities	357,229	363,789

Commitments and Contingencies (Note 6)
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 22,361,565 issued and outstanding at February 28, 2014, and 22,065,059 issued and outstanding at August 31, 2013	224	221
Paid-in capital	106,491	102,573
Retained earnings	69,176	69,023
Accumulated other comprehensive income	11,977	12,152
Total Stockholders’ equity	187,868	183,969
Total Liabilities and Stockholders’ equity	$545,097	$547,758

Zep Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In thousands, except per share data)

	Three Months Ended February 28,		Six Months Ended February 28,
	2014	2013	2014	2013

Net sales	$157,752	$163,386	$322,644	$321,412
Cost of products sold	83,709	85,946	169,340	169,010
Gross profit	74,043	77,440	153,304	152,402
Selling, distribution, and administrative expenses	70,889	69,162	142,276	135,953
Acquisition and integration costs	417	1,633	1,031	2,878
Operating profit	2,737	6,645	9,997	13,571

Other expense (income):
Interest expense, net	3,441	2,275	5,752	3,520
Loss on foreign currency transactions	120	63	170	81
Miscellaneous expense, net	125	191	187	329
Total other expense	3,686	2,529	6,109	3,930
Income (loss) before income taxes	(949)	4,116	3,888	9,641
Income tax provision (benefit)	(267)	1,325	1,473	3,369
Net income (loss)	$(682)	$2,791	$2,415	$6,272

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.03)	$0.13	$0.11	$0.29
Diluted earnings (loss) per share	$(0.03)	$0.12	$0.11	$0.28

Shares used for computation:
Basic	22,320	21,941	22,242	21,907
Diluted	22,320	22,351	22,871	22,327

Dividends Declared per Share	$0.05	$0.04	$0.10	$0.08

Zep Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In thousands)

	Six Months Ended February 28,
	2014	2013
Operating Activities
Net income	$2,415	$6,272
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,042	9,067
Gain on disposal of fixed assets	(68)	(15)
Excess tax benefits from share-based payments	(201)	22
Other non-cash charges	1,735	1,450
Deferred income taxes	843	3,233
Change in assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	8,263	2,397
Inventories	(10,286)	(8,889)
Prepayments and other current assets	617	(4,895)
Accounts payable	5,593	(1,205)
Accrued compensation and other current liabilities	(18,954)	(5,745)
Self insurance and other long-term liabilities	111	(1,965)
Other assets	(555)	(135)
Net cash provided by (used in) operating activities	555	(408)

Investing Activities
Purchases of property, plant, and equipment	(5,269)	(6,356)
Acquisitions, net of cash acquired	—	(116,827)
Principal payment from innovation partner	300	—
Proceeds from sale of property, plant, and equipment	67	15
Net cash used in investing activities	(4,902)	(123,168)

Financing Activities
Proceeds from credit facility borrowings	176,900	274,308
Repayments of borrowings from credit facility	(171,025)	(151,825)
Securitized borrowings	(1,342)	—
Employee stock issuances	1,981	733
Excess tax benefits from share-based payments	201	(22)
Dividend payments	(2,262)	(1,770)
Net cash provided by financing activities	4,453	121,424
Effect of exchange rate changes on cash	20	67
Net change in Cash and cash equivalents	126	(2,085)
Cash and cash equivalents — beginning of period	2,402	3,513
Cash and cash equivalents — end of period	$2,528	$1,428

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2014	2013	2014	2013

Net income (loss)	$(682)	$2,791	$2,415	$6,272
Interest expense, net	3,441	2,275	5,752	3,520
Income tax provision (benefit)	(267)	1,325	1,473	3,369
Depreciation and amortization	5,519	5,454	11,042	9,067
EBITDA	$8,011	$11,845	$20,682	$22,228

Acquisition and integration costs	417	1,633	1,031	2,878
California legal matter	2,777	249	3,549	609
Contingent consideration adjustment	—	(1,285)	—	(1,285)
Adjusted EBITDA	$11,205	$12,442	$25,262	$24,430

Adjusted EBITDA margin	7.1%	7.6%	7.8%	7.6%

	Three Months Ended February 28,		Six Months Ended February 28,
	2014	2013	2014	2013

Net income (loss)	$(682)	$2,791	$2,415	$6,272
Acquisition and integration costs	417	1,633	1,031	2,878
California legal matter	3,825	249	4,597	609
Contingent consideration adjustment	—	(1,285)	—	(1,285)
Net tax effect of above items	(1,607)	(208)	(2,132)	(768)
Adjusted net income	$1,953	$3,180	$5,911	$7,706

	Three Months Ended February 28,		Six Months Ended February 28,
	2014	2013	2014	2013

Diluted earnings (loss) per share	$(0.03)	$0.12	$0.11	$0.28
Acquisition and integration costs, net of tax	0.01	0.05	0.03	0.08
California legal matter, net of tax	0.11	0.01	0.12	0.02
Contingent consideration adjustment, net of tax	—	(0.04)	—	(0.04)
Adjusted diluted earnings per share	$0.09	$0.14	$0.26	$0.34
Amortization	0.09	0.09	0.18	0.14
Adjusted cash earnings per share	$0.18	$0.23	$0.34	$0.48

Investor Contact:
Don De Laria
VP, Investor Relations & Communications
404-350-6266
don.delaria@zep.com